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                                                                    Exhibit 20.1

                          PRESS RELEASE TAVA/ R.W. BECK

                             SIGNS TEAMING AGREEMENT

     Englewood, CO/ July 20, 1998/ TAVA Technologies (NASDAQ:TAVA) a global supplier of integrated manufacturing systems, today announced it's joint venture, TAVA/R.W. Beck recently signed a teaming agreement with Y2K Africa, itself a joint venture of Kutlwano Engineering Consulting and Technology Service International, a subsidiary of Eskom, the state utility of South Africa.

     Y2K Africa will apply the TAVA/R.W. Beck Utility Y2K(TM) products and services to electric, gas, water, and wastewater utilities in South Africa and throughout the continent.

     As general update on its efforts in the power utility industry, TAVA provided the following:

     TAVA is addressing the Y2K embedded system market in utilities through its joint venture TAVA/R.W. Beck that was announced earlier this year. From its inception in March of 1998, TAVA/R.W. Beck, has executed agreements with 11 U.S. clients covering more than 40 sites. These include both independent power producers and public utilities. The venture is experiencing a strong increase in demand for its utility Y2K products and services and expects to add several additional large clients in the next three weeks.

     John Jenkins, TAVA CEO said, "TAVA/R.W. Beck is seeing an acceleration in demand that is similar to that we are experiencing at TAVA across general industry. While some utilities are already on top of the Y2K embedded system issue, in general, the industry is only in the early stages of dealing with the problem."

     Jenkins added, "Our joint venture approach gives us the additional resource bandwidth and subject matter expertise necessary to address this market on a global basis. The Y2K Africa development is just one example of a leveraged opportunity. Eskom is a respected world leader in power generation technology and resource management, and is a very large fossil and nuclear power producer."

     Doug Kelsall, TAVA CFO stated, "While we expect no material contribution from the venture in our fiscal 1998 fourth quarter completed June 30, we look forward to a solid positive contribution beginning in our first quarter of our 1999 fiscal year."

     TAVA (www.tavatech.com) provides factory automation and control systems integration helping clients in manufacturing and process industries integrate their processes, applications, hardware and software into seamless manufacturing enterprises. Located in 14 regional offices throughout the U.S., TAVA has a staff of more than 480.

     Statements made in this Press Release that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of federal securities laws. Forward-looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected. Such factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, and failure to capitalize upon access to new clientele. Additional risks and uncertainties which may affect forward-looking statements about the Company's Y2K One business and prospects include the possibility that a competitor will develop a more comprehensive or less expensive Y2K solution, and delays in market awareness of TAVA and its product and service solutions. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 and in subsequent reports filed with the Securities and Exchange Commission, to which reference should be made.

Contacts:

TAVA Technologies,  Inc.                     Pacific Consulting Group,  Inc.
John Jenkins,  CEO                           Scott Liolios
Doug Kelsall,  CFO                           (949) 574- 3860
(303) 771-9794